Exhibit 99.1

Viking Therapeutics Reports First Quarter 2016 Financial Results and Provides Corporate Update

-	VK5211 Phase 2 study for hip fracture ongoing
-	Positive Phase 1b data on VK2809 presented at American College of Cardiology
-	Public offering closed and over-allotment exercised in full, raising $10.8 million

SAN DIEGO, May 10, 2016 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced financial results for the first quarter of 2016, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended March 31, 2016

"We have a number of important goals for 2016 and we made great strides toward achieving each during the first few months of the year. Our Phase 2 clinical trial of VK5211 for hip fracture continues to enroll, with all planned U.S. sites expected to be up and running this quarter. We continue to prepare for the initiation of our Phase 2 clinical trial of VK2809, a novel thyroid receptor-beta (TRb) agonist for hypercholesterolemia and fatty liver disease, and expect to initiate this trial in the coming months.  Our earlier-stage TRb program, VK0214, is also progressing through an important preclinical proof-of-concept study in X-linked adrenoleukodystrophy.  This program is the subject of a collaboration with the Kennedy Krieger Institute and we look forward to sharing preliminary data in the mid-year timeframe.  Lastly, to support these and our earlier stage programs, we recently announced the successful completion of a public offering, raising gross proceeds of approximately $10.8 million.  These funds will allow us to advance key programs toward critical milestones that will ultimately drive value for our stakeholders.”

Pipeline and Corporate Highlights

•

Continued progress with our ongoing Phase 2 clinical trial for VK5211 for hip fracture.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  By the end of the second quarter Viking expects all 16 U.S. sites to be open for enrollment and will begin opening an additional 15 European sites.

•

Advanced clinical plans for initiation of a Phase 2 trial for VK2809 for hypercholesterolemia and fatty liver disease.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promising therapeutic potential in this patient population. Viking expects to initiate the Phase 2 clinical trial in mid-2016.

•	Presented positive data from a Phase 1b clinical trial of VK2809 in subjects with mild hypercholesterolemia at the 65th Annual Scientific Session & Expo of the American College of Cardiology (ACC). The results demonstrated substantial and clinically meaningful reductions in subjects' low-density lipoprotein cholesterol (LDL-C), triglycerides, and atherogenic proteins lipoprotein-a and apolipoprotein B following 14 days of treatment.

•

Completed a public offering of common stock and warrants, including the underwriters' full exercise of their over-allotment option, generating gross proceeds of approximately $10.8 million.  Exercise of the warrants could generate up to an additional $12.9 million in gross proceeds.

Financial Highlights

Quarter Ended March 31, 2016 and 2015

Research and development expenses for the three months ended March 31, 2016 were $1.9 million compared to $0.1 million for the same period in 2015. The increase was primarily due to increased activities related to our ongoing VK5211 Phase 2 clinical trial and planning for the initiation of our VK2809 Phase 2 clinical trial.

General and administrative expenses for the three months ended March 31, 2016 increased to $1.4 million compared to $0.3 million for the same period in 2015. The increase was primarily due to increased staffing and other costs associated with being a publicly traded company following the close of the company's initial public offering in May 2015.

For the three months ended March 31, 2016, Viking reported a net loss of $3.6 million, or $0.40 per share, compared to a net loss of $5.7 million, or $1.40 per share, in the corresponding period in 2015. The decrease in net loss for the three months ended March 31, 2016 was primarily due to change in fair value of accrued license fees expense of $5.0 million in 2015 with no comparable expense in 2016 offset by an increase in research and development and general and administrative expenses.

Balance Sheet as of March 31, 2016

At March 31, 2016, Viking held cash, cash equivalents and investments totaling $11.3 million. In April 2016, Viking completed a public offering with the over-allotment being exercised in full, raising gross proceeds of approximately $10.8 million. As of May 1, 2016, Viking had approximately $19.5 million in cash, cash equivalents and investments, and 19,268,741 shares of common stock outstanding.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities and achievement of 2016 operational and financial goals, timelines and milestones, timing and structure of its clinical trials, including the expected Phase 2 clinical trial for VK2809, as well as VK5211's, VK2089’s and VK0214’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$—	$—
Operating expenses:
Research and development	1,877,178	138,969
General and administrative	1,390,239	322,071
Total operating expenses	3,267,417	461,040
Loss from operations	(3,267,417)	(461,040)
Other income (expense):
Change in fair value of accrued license fees	—	(4,960,511)
Change in fair value of debt conversion feature liability	96,547	(82,656)
Amortization of debt discount	(400,657)	(171,955)
Interest expense, net	(15,461)	(35,253)
Total other income (expense)	(319,571)	(5,250,375)
Net loss	(3,586,988)	(5,711,415)
Other comprehensive gain, net of tax:
Unrealized gain on securities	7,175	—
Comprehensive loss	$(3,579,813)	$(5,711,415)
Basic and diluted net loss per share	$(0.40)	$(1.40)
Weighted-average shares used to compute basic and diluted net loss per share	9,015,778	4,073,609

Viking Therapeutics, Inc.

Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,958,763	$768,550
Short-term investments – available for sale	7,292,863	13,335,499
Prepaid expenses and other current assets	909,895	1,097,599
Total current assets	12,161,521	15,201,648
Deferred public offering financing costs	515,381	157,455
Deposits	80,000	80,000
Total assets	$12,756,902	$15,439,103
Liabilities, convertible notes and stockholders’ equity
Current liabilities:
Accounts payable	$1,172,351	$592,414
Other accrued liabilities	745,774	1,384,398
Total current liabilities	1,918,125	1,976,812
Accrued interest, non-current	202,882	183,611
Convertible notes payable (net of discount of $2,063,021 and $348,460 at March 31, 2016 and December 31, 2015, respectively)	3,139,861	2,151,540
Debt conversion feature liability	1,698,671	2,370,903
Deferred rent	27,624	31,239
Total long-term liabilities	5,069,038	4,737,293
Total liabilities	6,987,163	6,714,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2016 and December 31, 2015; no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2016 and December 31, 2015; 9,683,741 shares issued and outstanding at March 31, 2016 and December 31, 2015	97	97
Additional paid-in capital	54,902,270	54,277,716
Accumulated deficit	(49,132,433)	(45,545,445)
Accumulated other comprehensive loss	(195)	(7,370)
Total stockholders’ equity	5,769,739	8,724,998
Total liabilities and stockholders’ equity	$12,756,902	$15,439,103

Contacts:

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981